Exhibit 10.L

SEPARATION AND RETIREMENT AGREEMENT

This Separation and Retirement Agreement (the “Agreement”), which is effective as of this 8th day of October, 2002, is entered into by and between Donald B. Ingle, Jr. (the “Executive”) and Cinergy, with the mutual exchange of promises as consideration.  Capitalized words and terms used throughout this Agreement that are not defined elsewhere in this Agreement are defined in Section 19.

Recitals

A.            The Executive has elected to terminate voluntarily his employment with Cinergy and retire effective December 15, 2002 (the “Termination Date”).

B.            The Executive is currently serving as Vice President of the Company and President of Power Technology and Infrastructure Services.  Cinergy desires to have the Executive serve in this position until his retirement and is willing to provide certain additional benefits and arrangements to the Executive, provided that upon presentation to the Executive following the Termination Date the Executive executes and does not timely revoke this Agreement and a waiver and release, in substantially the form attached to this Agreement as Exhibit A, of all claims that the Executive might be able to assert against Cinergy and certain related entities and individuals (the “Waiver and Release”).

C.            The parties have agreed to enter into this Agreement, which has been specifically negotiated between the Executive and Cinergy.

THEREFORE, Cinergy and the Executive enter into the following Agreement:

Agreement

1.             Retirement.

a.             Termination of Employment. The Executive will retire, and his employment with Cinergy will terminate, effective as of the Termination Date.  Until that time, the Executive will continue to be entitled to receive the compensation and perquisites to which he is currently entitled pursuant to the terms of the Employment Agreement between the Executive and Cinergy dated as of October 1, 2002 (the “Employment Agreement”).

b.             Effect on Other Agreements.  Except as provided in Sections 1.a, 2.k and 2.o of this Agreement, this Agreement replaces and supersedes any and all prior employment, separation and retirement agreements between Cinergy and the Executive, including but not limited to the Employment Agreement.

2.             Separation Benefits. In exchange for entering into this Agreement and satisfying any additional conditions set forth in this Agreement, the Executive will receive the benefits described below in this Section 2.  Each of the benefits described below in this Section 2 shall only be provided to the Executive if, upon presentation to the Executive following the Termination Date, the Executive timely executes and does not timely revoke the Waiver and

Release, which benefits shall be payable as soon as practicable following the later of (i) January 15, 2003 or (ii) the expiration of the revocation period contained in the Waiver and Release, unless otherwise provided below.  Notwithstanding anything herein to the contrary, Cinergy may withhold from any amounts payable under this Agreement such federal, state, or local taxes as it reasonably determines are required to be withheld pursuant to any applicable law or regulation.

a.             Severance Pay.  Cinergy agrees to pay the Executive, in lieu of any other severance benefits that might be payable to the Executive under any and all prior employment, separation and retirement agreements between Cinergy and the Executive, severance pay in the gross amount of $1,854,938.

b.             Retiree Welfare Benefits. Upon his retirement under this Agreement, the Executive will be eligible for comprehensive medical and dental benefits which are not materially different from the benefits provided to retirees under the Cinergy Corp. Welfare Benefits Program or any similar program or successor to that program.  For purposes of determining the amount of the monthly premiums due from the Executive, the Executive will receive from Cinergy the maximum subsidy available as of the date of his retirement to an active Cinergy employee with the same medical benefits classification/eligibility as the Executive’s medical benefits classification/eligibility on the date of his retirement.

c.             Vacation Pay.  The Executive will receive, in a lump sum cash payment, six (6) weeks of accrued but unused vacation pay in the gross amount of $50,510.77.

d.             Waiver of Prepayment Penalty.  If the prepayment penalty under Cinergy’s Executive Stock Purchase Program is waived for any participant in that program, it will also be waived for the Executive.

e.             Executive Supplemental Life Insurance.  The Executive will receive the value of the additional life insurance provided to the Executive under the Executive Supplemental Life Insurance Program, which is $150,000. This amount will be paid to the Executive in cash, in equal annual installments of $15,000 over a ten (10) year period beginning in February of 2003.

f.              Stock Options. Any rights the Executive may have with respect to the stock options granted to the Executive pursuant to the Cinergy Corp. Stock Option Plan will be determined under the terms of any applicable stock option agreement and the Cinergy Corp. Stock Option Plan. Similarly, any rights the Executive may have with respect to the stock options granted to the Executive pursuant to the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan (“LTIP”) will be determined in accordance with the terms of the LTIP, the relevant administrative guidelines and any applicable stock option agreement. Notwithstanding the foregoing, the Executive acknowledges and agrees that he shall not sell or otherwise dispose of any shares of Company stock acquired pursuant to the exercise of a stock option, other than shares sold in order to pay an option exercise price or the related tax withholding obligation, until 90 days after the Termination Date.  Notwithstanding the foregoing, Cinergy, in its sole discretion, may waive the restrictions contained in the previous sentence.

g.             Long-Term Incentive Plan.  The Executive shall receive any performance shares award to which he may become entitled under any then-outstanding performance cycle of the LTIP and the Cinergy Corp. Value Creation Plan.  The amount of any such award shall be determined and pro-rated, and any such award shall be paid to the Executive, in accordance with the terms of the LTIP, the Value Creation Plan, any relevant administrative guidelines, and any applicable performance shares agreements, provided that the award will be determined as if the Executive had remained employed with Cinergy during the entire 2002 calendar year.

h.             Tax Counseling.  The Executive will receive a lump sum payment of $15,000 to cover the cost of tax counseling services to the Executive through an agency selected by the Executive. In the event any payment to the Executive pursuant to this Section 2.h is subject to any federal, state, or local income or employment taxes, Cinergy shall provide to the Executive an additional payment in an amount necessary such that after payment by the Executive of all such taxes (calculated after assuming that the Executive pays such taxes for the year in which the payment occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payment, the Executive retains an amount equal to the payment provided pursuant to this Section 2.h.

i.              Automobile Allowance.  The Executive will receive a lump sum payment of $50,000 to cover the cost of the Executive’s automobile. In the event any payment to the Executive pursuant to this Section 2.i is subject to any federal, state, or local income or employment taxes, Cinergy shall provide to the Executive an additional payment in an amount necessary such that after payment by the Executive of all such taxes (calculated after assuming that the Executive pays such taxes for the year in which the payment occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payment, the Executive retains an amount equal to the payment provided pursuant to this Section 2.i.

j.              Personal Computer.  The Executive will receive a personal computer at least comparable to the personal computer made available to him by Cinergy immediately prior to the Termination Date. In the event any benefit provided to the Executive pursuant to this Section 2.j is subject to any federal, state, or local income or employment taxes, Cinergy shall provide to the Executive an additional payment in an amount necessary such that after payment by the Executive of all such taxes (calculated after assuming that the Executive pays such taxes for the year in which the benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payment, the Executive retains an amount equal to the benefit provided pursuant to this Section 2.j.

k.             Supplemental Retirement Benefit.  The Executive will be entitled to, and fully vested in, a supplemental retirement benefit in accordance with the terms of Section 3b(ii) of the Employment Agreement, subject to the following provisions:

(A)          For purposes of calculating the amount of the Executive’s supplemental retirement benefit, the Executive’s “Highest Average Earnings” shall be determined after assuming that the only amount that the Executive received pursuant to the Cinergy Corp. Annual Incentive Plan during the one-year period ending on the Termination Date is the award for the 2002 performance period that the Executive would have received pursuant to the Cinergy Corp. Annual Incentive Plan if he had remained employed during the entire 2002 performance period, the amount of which shall be based on a level three payout with respect to both individual and corporate goals.  For purposes of clarity, the parties hereto acknowledge and agree that the Executive’s “Highest Average Earnings” for any year shall not include any benefits received by the Executive pursuant to Section 2 of this Agreement, other than the benefits provided in  Section 2.c and in the preceding sentence.

(B)           Commencing with the month following the month in which the Executive attains age 55, the Executive will be deemed to have 35 “Years of Participation” (as that term is defined in the Employment Agreement) for purposes of determining the amount of the Executive’s supplemental retirement benefit.

(C)           In the event that the Executive makes a special payment election pursuant to Section 3b(ii)(3)(A) of the Employment Agreement and a lump sum cash payment is made pursuant to that election, such payment shall discharge all obligations of Cinergy pursuant to this Section 2.k.

l.              Annual Incentive Plan.  The Executive will receive an award under the Cinergy Corp. Annual Incentive Plan for the 2002 performance period equal to the award that he would have received if he had remained employed during the entire 2002 performance period, which award will be paid based on a level three payout with respect to both individual and corporate goals, which payment shall be payable in March, 2003.

m.            Physical Exam.  Cinergy will furnish to the Executive one physical exam within the one-year period beginning on the Date of Termination in accordance with Cinergy practices, programs, and policies in effect from time to time, and at least comparable to those received by active Cinergy Tier II executives for such period.  In the event any benefit provided to the Executive pursuant to this Section 2.m is subject to any federal, state, or local income or employment taxes, Cinergy shall provide to the Executive an additional payment in an amount necessary such that after payment by the Executive of all such taxes (calculated after assuming that the Executive pays such taxes for the year in which the benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payment, the Executive retains an amount equal to the benefit provided pursuant to this Section 2.m.

n.             Country Club.  Cinergy will continue to pay the annual dues of the Executive incurred on or before December 31, 2005 for membership in one country club of the Executive’s choice. In the event any benefit provided to the Executive pursuant to this Section 2.n is subject to any federal, state, or local income or employment taxes, Cinergy shall provide to the Executive an additional payment in an amount necessary such that after payment by the Executive of all such taxes (calculated after assuming that the Executive pays such taxes for the year in which the benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payment, the Executive retains an amount equal to the benefit provided pursuant to this Section 2.n.

o.             Section 280G Gross-Up.  In the event that any benefits paid or payable to the Executive or for his benefit pursuant to the terms of this Agreement or any other plan or arrangement in connection with, or arising out of, his employment with Cinergy or a change in ownership or effective control of Cinergy or of a substantial portion of its assets would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the Executive will be entitled to the benefits provided in Section 5c. of the Employment Agreement.

3.             Basis for Entitlement. The Executive acknowledges that he would not be entitled to certain of the benefits described in this Agreement absent his election to terminate employment voluntarily and retire voluntarily and his execution of this Agreement and the Waiver and Release.

4.             Adequate Consideration. The Executive agrees that this Agreement provides good, valuable, and sufficient consideration for the obligations he assumes in Sections 5 through 11 and Section 14 and the Waiver and Release.

5.             Future Employment. The Executive waives any right to assert any claim or demand for reemployment with Cinergy. The Executive, however, may accept an offer of reemployment with Cinergy in the event such an offer is made.

6.             Nondisclosure of Confidential Information. The Executive will not at any time, directly or indirectly, use any trade secrets or confidential information of Cinergy for his benefit or the benefit of any other person or, directly or indirectly, disclose any trade secrets or confidential information of Cinergy to any other person, unless he is required by law or any lawful authority to do so. For purposes of this Section, “confidential information of Cinergy” means all secret, proprietary information, knowledge, or data relating to Cinergy and its businesses that have been obtained by the Executive during the Executive’s employment by Cinergy that have not been now or subsequently become public knowledge (other than by acts of the Executive or representatives of the Executive in violation of this Agreement).

7.             Consulting Arrangement. The Executive agrees to serve as a business consultant to Cinergy for a period of three (3) years beginning on the Termination Date (the “Consulting Period”). The consulting services to be provided by the Executive during the Consulting Period will consist of consultation with, and advice to, the officers and managerial employees of Cinergy, as requested by Cinergy, on matters relating to Cinergy’s business affairs about which the Executive has knowledge and experience. The consulting services will be performed at reasonable times when and as needed, as determined by mutual agreement between Cinergy and the Executive. The parties understand and agree that all of the consulting services to be provided by the Executive under this Agreement will be performed by him as an independent contractor and not as an employee of Cinergy. The Executive will not have any authority to act as an agent or representative of Cinergy, except to the extent expressly authorized in writing by Cinergy. The Executive will perform his consulting services to the best of his abilities. The Executive’s duties pursuant to this Paragraph are purely those of a consultant, and Cinergy is free to accept or reject his advice, as it deems appropriate. Cinergy is responsible for all actions it chooses to take based on the Executive’s advice, and Cinergy agrees to hold the Executive harmless for the results of those actions, including all losses and damages resulting from any legal or regulatory action.

Cinergy will reimburse the Executive for all expenses authorized by Cinergy and incurred by the Executive, including but not limited to telephone, duplication, secretarial services, mail and courier services, and normal supplies that may reasonably be required. Reimbursement will be made within thirty (30) days of Cinergy’s receipt of reasonable and customary documentation. For any travel requested and authorized by Cinergy, the Executive will be reimbursed for all reasonable and customary expenses, including transportation, parking, food, and lodging. Nothing in this Section 7 will prohibit the Executive from seeking or accepting other employment, engaging in any other consulting services, or participating in any other endeavor for profit, as he deems appropriate, provided that, in so doing, he does not breach any of his other obligations under this Agreement.  Notwithstanding the foregoing sentence, Cinergy, in its sole discretion, may permit the Executive to remain on the Board of Directors of any company of which he serves as a director on the Termination Date.

8.             Non-Solicitation and Non-Competition. At no time during the Consulting Period will the Executive: (a) employ or seek to employ any person employed at that time by Cinergy or otherwise encourage or entice any such person to leave employment with Cinergy; (b) become employed by, enter into a consulting arrangement with, or otherwise agree to perform personal services for, a Competitor without the written consent of Cinergy; (c) acquire an ownership interest in a Competitor, provided that the Executive may, for investment purposes, own not more than 3% of the outstanding stock of any class of a Competitor that is publicly traded; or (d) solicit any customers or vendors of Cinergy on behalf of or for the benefit of a Competitor.

The Executive acknowledges that monetary damages will not be an adequate remedy for Cinergy in the event of a breach of this Section 8, and that it would be impossible for Cinergy to measure damages in the event of such a breach. Therefore, the Executive agrees that, in lieu of any other remedy that Cinergy may have for such a breach, Cinergy is entitled to an injunction preventing the Executive from any breach of this Section 8.

9.             Cooperation With Litigation. Upon Cinergy’s request, the Executive agrees to render reasonable assistance to Cinergy in connection with any litigation or investigation relating to Cinergy’s business, provided that rendering such assistance does not impose an unreasonable burden on the Executive. Such assistance will include, but will not be limited to, providing information, attending meetings, assisting with interrogatories, giving depositions, and making court appearances. The Executive agrees to notify the General Counsel of the Company promptly of any requests for information or testimony that the Executive receives in connection with any litigation or investigation relating to Cinergy’s business. Cinergy agrees to reimburse the Executive for any monies necessary to discharge the Executive’s obligations under this Section and for his time and out-of-pocket expenses in meeting those obligations.

10.           Return of Corporate Property. Except as otherwise provided in this Agreement, the Executive agrees to return to Cinergy all keys, identification badges, electronic passes, credit cards, computer programs, and other property belonging to Cinergy when requested and to do so by Cinergy’s representative.

11.           Communications. While the Executive is employed by Cinergy and thereafter, Cinergy will not make any untrue, disparaging, defamatory, or derogatory statements about the Executive, and the Executive will not make any untrue, disparaging, defamatory, or derogatory statements about Cinergy.

12.           Severability. If any portion of this Agreement is found to be unenforceable for any reason, the parties agree that the remaining portions will remain in effect (to the extent the invalidity of the particular portion does not substantially undermine the purpose of this Agreement).

13.           Consultation With Attorney Advised. The Executive is advised to consult with an attorney prior to executing this Agreement. The Executive acknowledges being given that advice. The Executive represents that he has read and fully understands all of the provisions of this Agreement. The Executive represents that he is voluntarily signing this Agreement.

14.           Confidentiality. The Executive covenants and agrees to keep completely confidential and not to disclose the existence or terms of this Agreement except to Executive’s spouse, legal counsel, accountant, and financial advisors, unless he is required by law or any lawful authority to do so. The Executive will advise those to whom proper disclosure is made that this is a confidential agreement, and he will instruct them that they are not to disclose the existence or terms of this Agreement. In addition, the Executive covenants and agrees that any breach of this confidentiality provision will be considered a breach of this Agreement.

15.           Binding Effect of Agreement. This Agreement will be binding upon and will operate for the benefit of, the heirs, executors, administrators, assigns, and successors in interest of the Executive and Cinergy. Cinergy agrees that in the event of a sale, merger, acquisition, or other change in structure (including the cessation or restructuring of any part of Cinergy’s business) and/or ownership, Cinergy will ensure that the contract language pertaining to the transaction confirms the continuing liability of Cinergy (and its assigns and successors in interest) to the Executive under this Agreement.  The Executive agrees that Cinergy Services, Inc. (and/or any of its authorized employees) is authorized to act for Cinergy with respect to all aspects pertaining to the administration and interpretation of this Agreement.

16.           Complete Agreement. Except as otherwise expressly provided in this Agreement, the terms of this Agreement constitute the entire Agreement between the parties and supersede all previous communications, representations, and agreements, oral or written, between the parties with respect to the subject matter of this Agreement. No agreement or understanding modifying this Agreement will be binding on either party unless it is in writing and signed by an authorized representative of the party sought to be bound. If any part of this Agreement is adjudged by a court of competent jurisdiction to be contrary to law, then this Agreement will, in all other respects, remain effective and binding to the full extent permitted by law.

17.           Arbitration. The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Executive’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, will be settled by arbitration. This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Executive will still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made, and such proceeding will be adjudicated in the state of Ohio in accordance with the laws of the state of Ohio. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns. Each party will bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, will be borne equally by the parties. Notwithstanding anything in this Section to the contrary, if the Executive prevails with respect to any dispute submitted to arbitration under this Section, Cinergy will reimburse or pay all legal fees and expenses that the Executive may reasonably incur as a result of the dispute.

18.           Governing Law. This Agreement will be interpreted, enforced, and governed under the laws of the State of Ohio, without regard to any principles of conflicts of laws.

19.           Definitions. As used in this Agreement, the following terms, when capitalized, will have the following meanings:

a.             Agreement. “Agreement” means this Separation and Retirement Agreement.

b.             Cinergy. “Cinergy” means the Company, its subsidiaries, and/or its affiliates, and any successors to the foregoing.

c.             Company. “Company” means Cinergy Corp.

d.             Competitor. “Competitor” means any person or entity that sells goods or services that are directly competitive with those sold by a business that (1) is being conducted by Cinergy at the time in question and (2) was being conducted by Cinergy on the Termination Date. Notwithstanding anything in the preceding sentence, goods or services will not be deemed to be competitive with those of Cinergy solely as a result of the Executive being employed by or otherwise associated with a business that is in competition with Cinergy but as to which the Executive does not have direct or indirect responsibilities for the products or services involved.

e.             Executive. “Executive” means Donald B. Ingle, Jr.

f.              Executive Supplemental Life Program. “Executive Supplemental Life Program” means the Cinergy Corp. Executive Supplemental Life Insurance Program and any successor of that plan.

g.             Termination Date. “Termination Date” has the meaning given such term in the Recitals to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, effective as of the date above written.

CINERGY SERVICES, INC.

EXECUTIVE

By:

/s/ James E. Rogers

/s/ Donald B. Ingle, Jr.

James E. Rogers

Donald B. Ingle, Jr.

Chairman and Chief Executive Officer

EXHIBIT A

*****

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is entered into by and between Donald B. Ingle, Jr. (the “Executive”) and Cinergy Corp.  (“Cinergy”) (collectively, the “Parties”).

WHEREAS, the Parties have entered into the Separation and Retirement Agreement dated                              (the “Agreement”);

WHEREAS, the Executive’s employment has been terminated in accordance with the terms of the Agreement;

WHEREAS, the Executive is required to sign this Waiver and Release in order to receive the payment of certain compensation under the Agreement following termination of employment; and

WHEREAS, Cinergy has agreed to sign this Waiver and Release.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.             This Waiver and Release is effective on the date hereof and will continue in effect as provided herein.

2.                                       In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement (the “Severance Benefits”), which the Executive acknowledges are in addition to payment and benefits to which the Executive would be entitled to but for the Agreement, the Executive, on behalf of himself, his heirs, representatives, agents and assigns hereby COVENANTS NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS, and OTHERWISE FOREVER DISCHARGES (i) Cinergy, (ii) its subsidiary or affiliated entities, (iii) all of their present or former directors, officers, employees, shareholders, and agents as well as (iv) all predecessors, successors and assigns thereof (the persons listed in clauses (i) through (iv) hereof shall be referred to collectively as the “Company”) from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had through the effective date of this Waiver and Release.  Executive acknowledges and understands that he is not hereby prevented from filing a charge of discrimination with the Equal Employment Opportunity Commission or any state-equivalent agency or otherwise participate in any proceedings before such Commissions.  Executive also acknowledges and understands that in the event he does file such a charge, he shall be entitled to no remuneration, damages, back pay, front pay, or compensation whatsoever from the Company as a result of such charge.

3.                                       Without limiting the generality of the foregoing release, it shall include:  (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including any claims Executive may have under the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.; the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Ohio Civil Rights Act, Chapter 4112 et seq.; and any other federal, state or local law governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Executive’s employment with the Company or leaving of that employment; (iii) any claims alleged or which could have been alleged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (v) any claims of discrimination or harassment on any basis; (vi) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including: (a) the breach of any alleged oral or written contract; (b) negligent or intentional misrepresentations; (c) wrongful discharge; (d) just cause dismissal; (e) defamation; (f) interference with contract or business relationship; or (g) negligent or intentional infliction of emotional distress.

4.                                       The Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing release of claims.  Accordingly, Executive hereby acknowledges that:

a.                                       He has carefully read and fully understands all of the provisions of this Waiver and Release and that he has entered into this Waiver and Release knowingly and voluntarily after extensive negotiations and having consulted with his counsel;

b.                                      The Severance Benefits offered in exchange for Executive’s release of claims exceed in kind and scope that to which he would have otherwise been legally entitled;

c.                                       Prior to signing this Waiver and Release, Executive had been advised in writing by this Waiver and Release as well as other writings to seek counsel from, and has in fact had an opportunity to consult with, an attorney of his choice concerning its terms and conditions; and

d.                                      He has been offered at least twenty-one (21) days within which to review and consider this Waiver and Release.

5.                                       The Parties agree that this Waiver and Release shall not become effective and enforceable until the date this Waiver and Release is signed by both Parties or seven (7) calendar days after its execution by Executive, whichever is later.  Executive may revoke this Waiver and Release for any reason by providing written notice of such intent to Cinergy within seven (7) days after he has signed this Waiver and Release, thereby forfeiting Executive’s right to receive any Severance Benefits provided hereunder and rendering this Waiver and Release null and void in its entirety.

6.                                       The Executive hereby affirms and acknowledges his continued obligations to comply with the post-termination covenants contained in the Agreement, including but not limited to, the Confidential Information provisions of Section 6 of the Agreement.  Executive acknowledges that the restrictions contained therein are valid and reasonable in every respect, are necessary to protect the Company’s legitimate business interests and hereby affirmatively waives any claim or defense to the contrary.

7.                                       Executive specifically agrees and understands that the existence and terms of this Waiver and Release are strictly CONFIDENTIAL and that such confidentiality is a material term of this Waiver and Release.  Accordingly, except as required by law or unless authorized to do so by Cinergy in writing, Executive agrees that he shall not communicate, display or otherwise reveal any of the contents of this Waiver and Release to anyone other than his spouse, primary legal counsel or financial advisor, provided, however, that they are first advised of the confidential nature of this Waiver and Release and Executive obtains their agreement to be bound by the same.  Cinergy agrees that Executive may respond to legitimate inquiries regarding his employment with Cinergy by stating that he voluntarily resigned to pursue other opportunities, that the Parties terminated their relationship on an amicable basis and that the Parties have entered into a confidential Waiver and Release that prohibits him from further discussing the specifics of his separation.  Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in the Agreement.  Further, nothing contained herein shall be construed to limit or otherwise restrict the Company’s ability to disclose the terms and conditions of this Waiver and Release as may be required by business necessity.

8.                                       In the event that Executive breaches or threatens to breach any provision of this Waiver and Release, he agrees that Cinergy shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief.  Executive hereby waives any claim that Cinergy has an adequate remedy at law.  In addition, and to the extent not prohibited by law, Executive agrees that Cinergy shall be entitled to an award of all costs and attorneys’ fees incurred by Cinergy in any successful effort to enforce the terms of this Waiver and Release.  Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict Cinergy’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.  Moreover, if Executive pursues any claims against the Company subject to the foregoing Waiver and Release, Executive agrees to immediately reimburse the Company for the value of all benefits received under this Waiver and Release to the fullest extent permitted by law.

9.                                       Cinergy hereby releases the Executive, his heirs, representatives, agents and assigns from any and all known claims, causes of action, grievances, damages and demands of any kind or nature based on acts or omissions committed by the Executive during and in the course of his employment with Cinergy provided such act or omission was committed in good faith and occurred within the scope of his normal duties and responsibilities.

10.                                 The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Party and that both Cinergy and Executive have expressly denied any such liability or wrongdoing.

11.                                 Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

12.                                 The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

13.                                 This Waiver and Release shall be governed by and interpreted in accordance with the laws of the State of Ohio without regard to any applicable state’s choice of law provisions.

14.                                 Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by Cinergy or by any of Cinergy’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

15.                                 This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supercede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in the Agreement or any other legally-binding document), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

16.                                 Cinergy Corp. and the Executive agree that Cinergy Services, Inc. will be authorized to act for Cinergy Corp. with respect to all aspects pertaining to the administration and interpretation of this Waiver and Release.

PLEASE READ CAREFULLY.  WITH RESPECT TO THE EXECUTIVE, THIS

WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL KNOWN

AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EXECUTIVE		CINERGY SERVICES, INC.

Signed:	/s/ Donald B. Ingle, Jr.	By:	/s/ James E. Rogers

Printed:	Donald B. Ingle, Jr.	Title:	Chairman and Chief Executive Officer

Dated:		Dated: